EXHIBIT 99.1

Crescent Financial Corporation Announces Q1 2011 Results

CARY, N.C., May 13, 2011 (GLOBE NEWSWIRE) -- Crescent Financial Corporation (Nasdaq:CRFN), parent company of Crescent State Bank in Cary, North Carolina today announced an unaudited net loss for the quarter ended March 31, 2011, before adjusting for the effective dividend on preferred stock, of $7,047,000 compared with net income for the prior year period of $542,000. After adjusting for $427,000 and $419,000 in dividends and accretion on preferred stock for each respective period, net loss attributable to common shareholders was $7,474,000 or ($0.78) per share for the current three-month period compared to net income available for common shareholders of $123,000 or $0.01 per diluted share for the quarter ended March 31, 2010. The decline in earnings was due primarily to a higher provision for loan losses, an increase in the valuation allowance on our deferred tax asset resulting in no tax benefit for the period, a decline in net interest margin due to the level of nonaccrual loans and an increase in non-interest expenses. Increases in non-interest expenses were primarily associated with our pending recapitalization transaction with Piedmont Community Bank Holdings, Inc. ("Piedmont").

Net Interest Income

Net interest income for the current three-month period decreased by more than $1.4 million or 19% to $6.0 million compared with $7.5 million for the period ended March 31, 2010. The interest rate spread between the yield on average earning assets and the cost of interest-bearing liabilities declined to 2.60% from 2.98%. The yield on average earning assets declined by 85 basis points from 5.78% to 4.93%. Interest reversals and foregone interest on loans transferred to nonaccrual status during the first quarter of approximately $945,000 accounts for 42 basis points of the total decline. The cost of interest-bearing liabilities declined by 47 basis points when comparing the two periods averaging 2.33% for the three-month period ended March 31, 2011 and 2.80% for the prior year period. The tax equivalent net interest margin declined to 2.82% for the current quarter compared to 3.27% for the prior year quarter.

On a linked quarter basis, net interest income declined by $613,000 or 9% from $6.6 million. The decline is attributable to a combination of factors including a shift in the mix of earning assets from higher yielding loan categories to more liquid investment categories, the reversal of previously accrued interest on loans transferred to nonaccrual status during the quarter and the interest income foregone on nonperforming loans.  The yield on earning assets decreased by 31 basis points from 5.24% to 4.93%, the cost of interest-bearing liabilities declined by 13 basis points from 2.46% to 2.33% and net interest margin contracted to 2.82% from 3.03%.

Provision for Loan Losses and Asset Quality

The provision for loan losses increased by $5.2 million to $7.0 million for the current three-month period from $1.8 million for the period ended March 31, 2010. While the Company did experience additional loan quality deterioration, the size of the provision also reflects the impact of current real estate valuations in our markets. The Company reappraises both impaired loans and other real estate owned every 12 to 15 months and the new appraised value is an integral input in our model to determine the adequacy of our loan loss reserve. Management continues to aggressively identify and provide for problem loans. The allowance for loan losses as a percentage of total gross outstanding loans was 3.60% at March 31, 2011, 3.06% at December 31, 2010 and 2.26% at March 31, 2010. Non-performing loans and other real estate owned as a percentage of total assets at March 31, 2011 was 6.33% compared to 4.74% at December 31, 2010 and 3.71% at March 31, 2010. Annualized net charge-offs for the first quarter of 2011 were 2.57% compared to 1.45% during the fourth quarter of 2010 and 1.38% for the prior year three-month period.

Non-Interest Income

Non-interest income was $1.0 million at both March 31, 2011 and 2010. Due primarily to a larger customer base, service charges and other deposit related revenue increased by $15,000 to $447,000 for the current three-month period compared to $432,000 for the prior three-month period. We experienced minor decreases in non-interest income including $71,000 in mortgage-related revenue, $14,000 in brokerage referral fees, $8,000 in revenue from nonmarketable investments and $5,000 in earnings from bank owned life insurance. The Company recorded $101,000 in gains on the sale of available for sale securities during the first quarter.

On a linked quarter basis, non-interest income declined by $421,000 due primarily to revenue from our mortgage loan division. Revenue related to brokered origination and the gain on sale of mortgage loans during the three-month period ended December 31, 2010 was $597,000 compared to $166,000 for the current quarter. The expiration of the federal housing tax credit program on April 30, 2010 and general economic conditions have reduced both new purchase money and refinance opportunities in residential real estate. Service charges and deposit account related fees declined by $17,000 due primarily to a $33,000 decline in NSF check processing. This decline was somewhat offset by an increase in service charges and other deposit activity fees of $16,000.

Non-Interest Expenses

Non-interest expenses increased by $914,000 or 15% to $7.1 million compared to $6.2 million for the prior year period. Of the total increase, $272,000 related to personnel and occupancy expenses as the Company added personnel during the year and expanded the amount of leased space at our Operations Center in Cary, North Carolina. During the first quarter of 2011, we incurred approximately $381,000 in legal and other professional consulting services related to our pending recapitalization transaction with Piedmont. FDIC insurance assessments increased by $140,000 during the first quarter. Loan related expenses have increased by $138,000 primarily due to the realization of $166,000 in losses on the disposal of, and valuation write-downs on, other real estate owned compared to $33,000 of losses for the three-month period ended March 31, 2010.

On a linked quarter basis, non-interest expenses increased by $108,000 from $7.0 million to $7.1 million.  Decreases in the areas of personnel, occupancy, FDIC insurance premiums, advertising and office supplies were offset by a $166,000 increase in legal and other professional consulting expenses related to the pending investment agreement with Piedmont. Loan related expenses increased by $68,000 over the linked periods. Although we experienced a $123,000 decrease in loan collection and legal expenses related to the acquisition and maintenance of foreclosed assets, the loss on disposition of, or valuation write-downs on, foreclosed assets was $166,000 in the three-month period ended March 31, 2011 compared to a gain on disposition of $68,000 for the three-month period ended December 31, 2010.

Tax Provision

The Company did not record any tax benefit associated with the pre-tax loss for the three-month period ended March 31, 2011. At December 31, 2010, we determined that a portion of our deferred tax asset may not be realizable and established at valuation allowance of $2.1 million. Management evaluates the level of the valuation allowance quarterly taking into consideration credit quality trends, losses from operations and deviations from forecasted results. Based on our evaluation at March 31, 2011, the appropriate level of the valuation allowance was determined to be $4.9 million resulting in a $2.8 million increase. There was no income tax impact for the quarter ended March 31, 2011 compared to income tax expense of $433,000 for the quarter ended December 31, 2010 and a tax benefit of $23,000 for the quarter ended March 31, 2010.

Balance Sheet

Crescent Financial Corporation has unaudited total assets at March 31, 2011 of $959.6 million, decreasing by approximately $13.5 million compared to the $973.0 million reported at December 31, 2010. Total deposits increased by $822,000 during the first quarter which includes increases of $6.6 million, $3.1 million and $1.4 million in interest-bearing demand deposits, money market and total time deposits, respectively. Balances in our savings products declined by $7.5 million as we implemented a new pricing strategy designed to migrate savings customers into money market accounts. Non-interest bearing demand deposits declined by $2.8 million during the quarter. The Company continues to reduce its dependence on non-core forms of funding by decreasing brokered time deposits by $11.3 million and borrowings by $7.0 million during the first quarter.

Loan demand within the Company's markets continues to be soft and the market is very competitive for what demand does exist. The total portfolio of loans held for investment declined by $24.0 million during the first quarter of 2011. The decline was comprised of $28.4 million in normal principal payments and payoffs, $4.6 million in charged-off loans, $1.6 million in loans sold, $368,000 in loans transferred to foreclosed assets, and partially offset by $11.0 million in new loans produced. Other earning asset categories including interest-bearing deposits at correspondent banks, Fed funds sold and investment securities experienced a net increase of $23.7 million. Total stockholders' equity was $71.7 million at March 31, 2011 compared to $79.0 million at year end. The decrease was primarily related to the net loss for the quarter and an decline in other comprehensive income.

Mike Carlton, President and CEO stated, "The first quarter results reflect our continuing efforts to work through the difficult credit cycle caused by current economic conditions. Management remains proactive and focused on the identification, proper loan loss provisioning and resolution of problem assets.  Although nonperforming assets reached new levels at March 31, 2011, early signs in the second quarter are encouraging and we are hopeful that problem assets have peaked and we anticipate levels to stabilize and subside.  As we move through the next several months, we will continue to take the necessary actions to position the Company for our new partnership with Piedmont. The staff and management team are excited about the upcoming recapitalization. We are currently in the process of securing shareholder approval and will hold a Special Meeting of Shareholders on June 7, 2011 to formalize that approval."

Crescent State Bank is a state chartered bank operating fifteen banking offices in Cary (2), Apex, Clayton, Holly Springs, Southern Pines, Pinehurst, Sanford, Garner, Raleigh (3), Wilmington (2) and Knightdale, North Carolina. Crescent Financial Corporation stock can be found on the NASDAQ Global Market trading under the symbol CRFN. Investors can access additional corporate information, product descriptions and online services through the Bank's website at www.crescentstatebank.com.

Information in this press release contains "forward-looking statements." These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Crescent Financial Corporation's recent filings with the Securities Exchange Commission, including but not limited to its Annual Report on Form 10-K and its other periodic reports.

Crescent Financial Corporation
Financial Summary

(Amounts in thousands except share and per share data and prior quarters' information may have been reclassified)
INCOME STATEMENTS (unaudited)
	For the Three Month Period Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2011	2010	2010	2010	2010

INTEREST INCOME
Loans	$ 9,078	$ 10,020	$ 10,420	$ 11,496	$ 11,484
Investment securities available for sale	1,663	1,689	1,844	1,857	1,936
Fed funds sold and other interest-earning deposits	29	9	13	8	5
Total Interest Income	10,770	11,718	12,277	13,361	13,425

INTEREST EXPENSE
Deposits	3,349	3,627	3,980	4,232	4,346
Short-term borrowings	15	31	58	124	206
Long-term debt	1,371	1,412	1,428	1,467	1,412
Total Interest Expense	4,735	5,070	5,466	5,823	5,964

Net Interest Income	6,035	6,648	6,811	7,538	7,461
Provision for loan losses	7,024	5,209	4,948	8,389	1,801
Net interest income (loss) after
provision for loan losses	(989)	1,439	1,863	(851)	5,660

Non-interest income
Mortgage loan origination income	75	107	68	111	193
Service charges and fees on deposit accounts	447	464	464	474	432
Earnings on life insurance	213	223	223	219	217
Gain on sale of available for sale securities	101	25	--	--	--
Gain on sale of loans	91	490	409	149	44
Other	115	154	151	137	159
Total non-interest income	1,042	1,463	1,315	1,090	1,045

Non-interest expense
Salaries and employee benefits	3,347	3,361	3,223	3,050	3,130
Occupancy and equipment	1,012	1,039	998	994	957
Data processing	420	414	388	393	386
FDIC deposit insurance premium	449	500	429	275	309
Other	1,872	1,678	1,598	2,443	1,404
Total non-interest expense	7,100	6,992	6,636	7,155	6,186

Income (loss) before income taxes	(7,047)	(4,090)	(3,458)	(6,916)	519
Income taxes	--	433	(1,574)	(2,906)	(23)

Net income (loss)	(7,047)	(4,523)	(1,884)	(4,010)	542
Effective dividend on preferred stock	427	425	423	421	419
Net income (loss) attributable common shareholders	$ (7,474)	$ (4,948)	$ (2,307)	$ (4,431)	$ 123

NET INCOME (LOSS) PER COMMON SHARE
Basic	$ (0.78)	$ (0.52)	$ (0.24)	$ (0.46)	$ 0.01
Diluted	$ (0.78)	$ (0.52)	$ (0.24)	$ (0.46)	$ 0.01

COMMON SHARE DATA

Book value per common share	$ 4.98	$ 5.76	$ 6.45	$ 6.62	$ 7.00
Tangible book value per common share	$ 4.92	$ 5.69	$ 6.37	$ 6.54	$ 6.92
Ending shares outstanding	9,664,059	9,664,059	9,664,059	9,664,059	9,626,559
Weighted average common shares outstanding - basic	9,581,390	9,581,390	9,581,390	9,581,390	9,574,264
Weighted average common shares outstanding - diluted	9,581,390	9,581,390	9,581,390	9,581,390	9,587,748

PERFORMANCE RATIOS (annualized)
Return on average assets	-2.96%	-1.85%	-0.77%	-1.60%	0.21%
Return on average equity	-36.52%	-21.13%	-8.49%	-17.75%	2.36%
Yield on earning assets	4.93%	5.24%	5.45%	5.82%	5.78%
Cost of interest-bearing liabilities	2.33%	2.46%	2.63%	2.78%	2.80%
Tax equivalent net interest margin	2.82%	3.03%	3.08%	3.33%	3.27%
Efficiency ratio	100.33%	86.21%	81.66%	82.92%	72.72%
Net loan charge-offs	2.57%	1.45%	2.96%	3.73%	1.38%

(Amounts in thousands)
CONSOLIDATED BALANCE SHEETS (unaudited)
	March 31,	December 31,	September 30,	June 30,	March 31,
	2011	2010(a)	2010	2010	2010
ASSETS
Cash and due from banks	$ 7,986	$ 8,373	$ 8,019	$ 10,895	$ 9,964
Interest earning deposits with banks	1,837	2,663	1,491	2,160	884
Federal funds sold	56,560	38,070	20,155	15,930	15,785
Investment securities available for sale at fair value	187,996	181,916	186,562	186,128	188,609
Loans held for sale	805	5,690	2,039	1,317	138
Loans	652,783	676,803	694,450	709,443	744,484
Allowance for loan losses	(23,485)	(20,702)	(18,049)	(18,348)	(16,807)
Net Loans	629,298	656,101	676,401	691,095	727,677
Accrued interest receivable	3,385	3,995	3,682	4,150	4,121
Federal Home Loan Bank stock	10,522	10,522	10,933	11,777	11,777
Bank premises and equipment	11,394	11,586	11,743	11,972	12,002
Investment in life insurance	18,677	18,483	18,277	18,068	17,863
Other intangibles	660	693	726	760	793
Foreclosed assets	14,113	15,524	15,205	16,072	8,128
Other assets	16,325	19,402	17,275	15,401	13,394

Total Assets	$ 959,558	$ 973,018	$ 972,508	$ 985,725	$ 1,011,135

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits
Demand	$ 59,261	$ 62,044	$ 61,962	$ 61,525	$ 55,421
Savings	57,277	64,773	65,681	65,653	61,894
Money market and NOW	230,432	220,749	200,764	191,240	182,702
Time	378,235	376,817	388,641	403,807	413,740
Total Deposits	725,205	724,383	717,048	722,225	713,757

Short-term borrowings	5,000	7,000	7,000	22,000	57,000
Long-term debt	152,748	157,748	157,748	149,748	145,748
Accrued expenses and other liabilities	4,936	4,872	5,145	4,657	4,158

Total Liabilities	887,889	894,003	886,941	898,630	920,663
STOCKHOLDERS' EQUITY
Preferred stock	23,496	23,380	23,266	23,154	23,043
Common stock	9,664	9,664	9,664	9,664	9,627
Warrant	2,367	2,367	2,367	2,367	2,367
Additional paid-in capital	74,668	74,634	74,597	74,560	74,562
Accumulated deficit	(40,080)	(32,917)	(27,969)	(25,662)	(21,231)
Accumulated other comprehensive income	1,553	1,887	3,642	3,012	2,104

Total Stockholders' Equity	71,668	79,015	85,567	87,095	90,472

Total Liabilities and Stockholders' Equity	$ 959,558	$ 973,018	$ 972,508	$ 985,725	$ 1,011,135
(a) Derived from audited consolidated financial statements.

CAPITAL RATIOS

Tangible equity to tangible assets	7.41%	8.06%	8.73%	8.77%	8.88%
Tangible common equity to tangible assets	4.97%	5.65%	6.34%	6.41%	6.60%
Tier 1 leverage ratio (current quarter estimate)	7.57%	8.35%	9.20%	9.25%	9.49%
Tier 1 risk-based capital ratio (current quarter estimate)	9.74%	10.34%	11.36%	11.44%	11.63%
Total risk-based capital ratio (current quarter estimate)	12.01%	12.57%	13.57%	13.65%	13.80%

ASSET QUALITY RATIOS (in thousands)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2011	2010	2010	2010	2010

Non accrual loans	$ 46,670	$ 30,569	$ 30,662	$ 11,934	$ 29,410
Accruing loans > 90 days past due	--	--	--	--	--
Total nonperforming loans	46,670	30,569	30,662	11,934	29,410
Other real estate owned & repossessions	14,113	15,524	15,205	16,072	8,128
Total nonperforming assets	$ 60,783	$ 46,093	$ 45,867	$ 28,006	$ 37,538
Allowance for loan losses to loans	3.60%	3.06%	2.60%	2.59%	2.26%
Nonperforming loans to total loans	7.15%	4.52%	4.42%	1.68%	3.95%
Nonperforming assets to total assets	6.33%	4.74%	4.71%	2.84%	3.71%
Restructured not included in categories above	$ 5,755	$ 7,540	$ 5,648	$ 11,451	$ 12,368

	Nonperforming Loan Analysis
	March 31, 2011		March 31, 2010
	Outstanding	Percentage	Outstanding	Percentage
	Loan	of Total	Loan	of Total
	Balance	Loans	Balance	Loans
Construction and A&D	$ 26,277	4.03%	$ 5,435	0.73%
Commercial real estate	13,035	2.00%	14,025	1.88%
Residential mortgage	4,401	0.67%	5,301	0.71%
Home equity lines and loans	1,909	0.29%	1,540	0.21%
Commercial and industrial	1,048	0.16%	3,097	0.42%
Consumer	--	0.00%	12	0.00%
Totals	$ 46,670	7.15%	$ 29,410	3.95%

	Nonperforming Loans by Region
	As of March 31, 2011
				Nonperforming
		% of Total		Loans to
	Loans	Loans	Nonperforming	Loans
	Outstanding	Outstanding	Loans	Outstanding

Triangle Region	376,293.00	57.59%	23,062.00	6.13%
Sandhills Region	104,833.00	16.04%	7,644.00	7.29%
Wilmington Region	172,324.00	26.37%	15,964.00	9.26%

Totals	$ 653,450	100.00%	$ 46,670	7.15%

AVERAGE BALANCES, INTEREST AND YIELDS/COSTS (in thousands)
	For the Three Months Ended
	March 31, 2011			December 31, 2010			March 31, 2010
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost

Interest-earnings assets
Loan portfolio	$ 668,152	$ 9,078	5.51%	$ 697,045	$ 10,020	5.70%	$ 752,131	$ 11,484	6.19%
Investment securities	190,187	1,663	4.08%	189,922	1,689	4.28%	199,542	1,936	1.48%
Fed funds and other interest-earning	49,454	29	0.24%	21,468	9	0.17%	9,270	5	0.20%
Total interest-earning assets	907,793	10,770	4.93%	908,435	11,718	5.24%	960,943	13,425	5.78%
Noninterest-earning assets	56,312			61,440			51,131
Total Assets	$ 964,105			$ 969,875			$ 1,012,074

Interest-bearing liabilities
Interest-bearing NOW	$ 150,431	760	2.05%	$ 141,015	791	2.23%	$ 96,841	625	2.62%
Money market and savings	133,501	315	0.96%	133,767	354	1.05%	130,300	405	1.26%
Time deposits	379,876	2,274	2.43%	378,334	2,484	2.60%	422,701	3,316	3.18%
Short-term borrowings	3,633	15	1.71%	7,000	31	1.76%	65,300	206	1.28%
Long-term debt	154,970	1,371	3.54%	157,748	1,410	3.50%	147,259	1,412	3.89%
Total interest-bearing liabilities	822,412	4,735	2.33%	817,864	5,070	2.46%	862,401	5,964	2.80%
Non-interest bearing deposits	59,085			62,364			55,206
Other liabilities	4,346			4,679			3,686
Total Liabilities	885,843			884,907			921,294
Stockholders' Equity	78,262			84,968			90,780
Total Liabilities & Stockholders' Equity	$ 964,105			$ 969,875			$ 1,012,074

Net interest income		$ 6,035			$ 6,648			$ 7,461
Interest rate spread			2.60%			2.78%			2.98%
Tax equivalent net interest-margin			2.82%			3.03%			3.27%

Percentage of average interest-earning assets to average interest-bearing liabilities			110.38%			111.07%			111.43%
CONTACT: Michael G. Carlton
         President and CEO
         Bruce W. Elder
         Vice President
         (919) 460-7770